EXHIBIT 99.1

BROADRIDGE REPORTS THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2019 RESULTS
Reaffirming Fiscal Year 2019 Guidance for Recurring Revenue Growth
Reaffirming Fiscal Year 2019 Guidance for Double-Digit EPS Growth
Raising Fiscal Year 2019 Closed Sales Guidance with Year-to-Date at Record $161 million
NEW YORK, N.Y., May 7, 2019 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter and nine months ended March 31, 2019 of its fiscal year 2019. Results for the three and nine months ended March 31, 2019 compared with the same period last year were as follows:

Summary Financial Results	Third Quarter			Nine Months
Dollars in millions, except per share data	2019	2018	Change	2019	2018	Change

Total revenues	$1,225	$1,072	14%	$3,151	$3,009	5%
Recurring fee revenues	767	639	20%	1,946	1,749	11%

Operating income	234	131	79%	412	332	24%
Operating income margin	19.1%	12.2%		13.1%	11.0%

Adjusted Operating income - Non-GAAP	256	152	68%	479	397	21%
Adjusted Operating income margin - Non-GAAP	20.9%	14.2%		15.2%	13.2%

Diluted EPS	$1.45	$0.90	61%	$2.51	$1.84	36%
Adjusted EPS - Non-GAAP	$1.59	$1.00	59%	$2.94	$2.33	26%

Closed sales	$37	$38	(3)%	$161	$100	62%
“After a solid third quarter, Broadridge is very well-positioned to deliver strong full-year results. In addition, we continue to make progress on key growth initiatives including next generation regulatory communications and adding clients to our industry-leading technology platforms,” said Tim Gokey, Broadridge’s President and Chief Executive Officer. “Our sales pipeline remains strong which, combined with our sales over the first three quarters of the year, positions us well for future growth.
“We are raising our full-year Closed sales guidance and reaffirming our fiscal year 2019 guidance for recurring revenue growth and EPS growth. Our ability to deliver double-digit adjusted EPS growth reflects the strength of the Broadridge business model and the growth of our recurring revenue. As we close out fiscal year 2019, we remain confident that we are on track to deliver long-term growth and achieve the three year objectives we laid out at our 2017 Investor Day,” Mr. Gokey added.

Fiscal Year 2019 Financial Guidance - Updated

	Prior	Current
Recurring fee revenue growth	5-7%	5-7%
Total revenue growth	3-5%	~1%

Operating income margin - GAAP	~14.5%	~15.0%
Adjusted Operating income margin - Non-GAAP	~16.5%	~17.0%

Diluted earnings per share growth	12-16%	12-16%
Adjusted Earnings per share growth - Non-GAAP	9-13%	9-13%

Free cash flow - Non-GAAP	$565-615M	$565-615M
Closed sales	$185-225M	$200-240M

Note: Current fiscal year 2019 guidance includes $20 million of excess tax benefits related to stock-based compensation, reduced from $25 million assumed in Prior fiscal year 2019 guidance and down from $41 million in fiscal year 2018.

Adoption of New Accounting Standards
Effective July 1, 2018, Broadridge adopted Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers” and its related amendments (the “ASC 606 revenue accounting change”) using the modified retrospective transition approach. Under this transition approach, results for reporting periods beginning after July 1, 2018 reflect the ASC 606 revenue accounting change while prior period amounts have not been adjusted and continue to be reported in accordance with historical accounting guidelines. Where noted however, discussions of recurring fee revenue growth and points of growth are presented assuming that the ASC 606 revenue accounting change had been applied to fiscal 2018 revenues. Please refer to Broadridge’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for additional information related to this change.

Financial Results for the Third Quarter of Fiscal Year 2019
Revenues
Total revenues for the three months ended March 31, 2019 (“third quarter of fiscal year 2019”) increased 14% to $1,225 million from $1,072 million in the prior year period. The $153 million increase was driven by (i) higher recurring fee revenues of $128 million, or 12pts, (ii) higher distribution revenues of $33 million, or 3pts, (iii) higher event-driven fee revenues of $2 million, or 0pt, and (iv) changes in foreign currency rates which negatively impacted revenues by $10 million, or (1pt).
Recurring fee revenues for the third quarter of fiscal year 2019 increased 20% to $767 million from $639 million in the prior year period. Recurring fee revenues for the three months ended March 31, 2018 (“third quarter of fiscal year 2018”) would have been $98 million higher if the prior year basis of revenue accounting followed the current year basis of revenue accounting. Considering the impact of the ASC 606 revenue accounting change, recurring fee revenues would have grown $31 million, or 4%, reflecting organic growth of 3pts and growth from acquisitions of 1pt.
Operating Income
For the third quarter of fiscal year 2019:

•
Operating income was $234 million, an increase of $103 million, or 79%, compared to $131 million for the prior year period. Operating income margin increased to 19.1%, compared to 12.2% for the prior year period.

•
Adjusted Operating income was $256 million, an increase of $103 million, or 68%, compared to $152 million for the prior year period. Adjusted Operating income margin increased to 20.9%, compared to 14.2% for the prior year period.

•
The increases in Operating income margin and Adjusted Operating income margin are primarily due to (i) the increase in recurring fee revenues driven by the ASC 606 revenue accounting change, which more than offset (ii) higher cost of revenues from the increase in revenues.

Interest Expense and Other Non-Operating Income, Net
Interest expense, net for the third quarter of fiscal year 2019 was $10 million, an increase of $1 million, or 11%, compared to $9 million for the prior year period primarily due to an increase in interest expense from higher interest rates on borrowings. Other non-operating income, net was less than $1 million, a decrease of $3 million, compared to $3 million for the prior year period. The decrease was primarily due to higher investment gains in the prior period.
Effective Tax Rate
The effective tax rate for the third quarter of fiscal year 2019 was 23.0% compared to 12.9% for the prior year period. The increase in the effective tax rate is primarily attributable to the recognition of a $1 million excess tax benefit attributable to stock-based compensation, compared to a $16 million excess tax benefit in the comparable prior period.
Net Earnings and Earnings per Share
For the third quarter of fiscal year 2019:

•	Net earnings increased 58% to $172 million, compared to $109 million for the prior year period.

•	Adjusted Net earnings increased 56% to $189 million, compared to $121 million for the prior year period.

•	Diluted earnings per share increased 61% to $1.45, compared to $0.90 for the prior year period.

•	Adjusted earnings per share increased 59% to $1.59, compared to $1.00 for the prior year period.

Segment and Other Results for the Third Quarter of Fiscal Year 2019

Recurring Fee Revenue Growth Drivers: (1)
Third Quarter Fiscal Year 2019
	ICS	GTO	Total

Net New Business	4pts	3pts	4pts
Internal Growth	1pt	(3pts)	0pt
Organic Recurring Fee Revenue Growth	5pts	0pt	3pts
Acquisitions	1pt	-	1pt
Total Recurring Fee Revenue Growth	6%	0%	4%
(1) Recurring fee revenue growth drivers calculated using reported fiscal 2018 recurring fee revenues adjusted to reflect the impact of the ASC 606 revenue accounting change. If fiscal 2018 results had been reported giving effect to the ASC 606 revenue accounting change, Investor Communication Solutions (“ICS”) Recurring fee revenues would have been $97 million higher, Global Technology and Operations (“GTO”) Recurring fee revenues would have been $1 million higher, and total Recurring fee revenues would have been $98 million higher.
Investor Communication Solutions (“ICS”)
ICS total revenues for the third quarter of fiscal year 2019 were $1,017 million, an increase of $162 million, or 19%, compared to $855 million for the prior year period.

•
Recurring fee revenues for the third quarter of fiscal year 2019 rose $127 million, or 31%, to $530 million. Recurring fee revenues for the third quarter of fiscal year 2018 would have been $97 million higher if the prior year basis of revenue accounting followed the current year basis of revenue accounting. Considering the impact of the ASC 606 revenue accounting change, recurring fee revenues would have grown $30 million in the third quarter of fiscal year 2019. The $30 million, or 6%, increase was attributable to: (i) Net New Business from increases in revenues from Closed sales (4pts), (ii) higher internal growth (1pt), and (iii) revenues from acquisitions (1pt).

•	Event-driven fee revenues increased $2 million, or 3%, to $68 million, the result of increased mutual fund proxy revenues partially offset by decreased equity proxy contests.

•	Distribution revenues increased $33 million, or 9%, to $418 million.
ICS earnings before income taxes for the third quarter of fiscal year 2019 were $194 million, an increase of $101 million, or 108%, compared to $93 million for the prior year period, primarily due to the increase in recurring fee revenues driven by the ASC revenue accounting change. Pre-tax margins increased by 8.2 percentage points to 19.1% from 10.9%.
Global Technology and Operations (“GTO”)
GTO recurring fee revenues for the third quarter of fiscal year 2019 were $237 million, an increase of $1 million compared to $235 million in the prior year period. Considering the impact of the ASC 606 revenue accounting change, GTO recurring fee revenues were flat versus the prior year period as higher Net New Business from Closed sales (3pts) was offset by lower internal growth (3pts). The impact of the ASC 606 revenue accounting change was less than 1pt.
GTO earnings before income taxes for the third quarter of fiscal year 2019 were $52 million, a decrease of $5 million, or 8%, compared to $57 million in the prior year period, due in part to the impact of incremental expenditures to drive new business, ongoing new product development expenses and increased conversion costs related to client go-lives, partially offset by increased revenues. Pre-tax margins decreased by 2.2 percentage points to 22.2% from 24.4%.
Other
Other Loss before income tax decreased 13% in the third quarter of fiscal year 2019 to $25 million from $29 million in the prior year period. The decreased loss was primarily due to lower spending on growth initiatives and other corporate expenses, partially offset by a decrease in unrealized investment gains compared to the prior year period.

Financial Results for the Nine Months Ended March 31, 2019
Revenues
Total revenues for the nine months ended March 31, 2019 increased 5% to $3,151 million from $3,009 million in the prior year period. The $141 million increase was driven by (i) higher recurring fee revenues of $197 million, or 7pts, partially offset by (ii) lower event-driven fee revenues of $30 million, or (1pt), and (iii) lower distribution revenues of $8 million, or (0pt), and (iv) changes in foreign currency rates which negatively impacted revenues by $18 million, or (1pt).
Recurring fee revenues for the nine months ended March 31, 2019 increased 11% to $1,946 million from $1,749 million in the prior year period. Recurring fee revenues for the nine months ended March 31, 2018 would have been $98 million higher if the prior year basis of revenue accounting followed the current year basis of revenue accounting. Considering the impact of the ASC 606 revenue accounting change, recurring fee revenues grew 5% reflecting organic growth of 4pts and revenues from acquisitions of 1pt.
Operating Income
For the nine months ended March 31, 2019:

•
Operating income was $412 million, an increase of $80 million, or 24%, compared to $332 million for the prior year period. Operating income margin increased to 13.1%, compared to 11.0% for the prior year period.

•
Adjusted Operating income was $479 million, an increase of $82 million, or 21%, compared to $397 million for the prior year period. Adjusted Operating income margin increased to 15.2%, compared to 13.2% for the prior year period.

•
The increases in Operating income margin and Adjusted Operating income margin are primarily due to (i) the increase in recurring fee revenues driven by the ASC 606 revenue accounting change, which more than offset (ii) the decrease in higher-margin event-driven fee revenues, (iii) higher cost of revenues from the increase in revenues, and (iv) higher selling, general and administrative expenses.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the nine months ended March 31, 2019 was $30 million, an increase of $2 million, or 6%, compared to $29 million for the prior year period primarily due to higher borrowing costs. Other non-operating expense, net was $4 million, an increase of $4 million, compared to less than $1 million for the prior year period. The increase was primarily due to higher investment gains in the prior period.
Effective Tax Rate
The effective tax rate for the nine months ended March 31, 2019 was 20.8% compared to 27.0% for the prior year period. The decrease in the effective tax rate is primarily due to the U.S. federal corporate income tax rate change under the Tax Cuts and Jobs Act (the “Tax Act”) partially offset by the recognition of $9 million in excess tax benefits attributable to stock-based compensation as compared to $19 million for the prior year period.
Net Earnings and Earnings per Share
For the nine months ended March 31, 2019:

•	Net earnings increased 35% to $299 million, compared to $221 million for the prior year period.

•	Adjusted Net earnings increased 25% to $351 million, compared to $280 million for the prior year period.

•	Diluted earnings per share increased 36% to $2.51, compared to $1.84 for the prior year period.

•	Adjusted earnings per share increased 26% to $2.94, compared to $2.33 for the prior year period.

Segment and Other Results for the Nine Months Ended March 31, 2019

Recurring Fee Revenue Growth Drivers: (1)
Nine Months Ended March 31, 2019
	ICS	GTO	Total

Net New Business	4pts	3pts	4pts
Internal Growth	1pt	1pt	1pt
Organic Recurring Fee Revenue Growth	5pts	4pts	4pts
Acquisitions	1pt	0pt	1pt
Total Recurring Fee Revenue Growth	6%	4%	5%
(1) Recurring fee revenue growth drivers calculated using reported fiscal 2018 recurring fee revenues adjusted to reflect the ASC 606 revenue accounting change. If fiscal 2018 results had been reported giving effect to the ASC 606 revenue accounting change, ICS Recurring fee revenues would have been $99 million higher, GTO Recurring fee revenues would have been $1 million lower and total Recurring fee revenues would have been $98 million higher.
Investor Communication Solutions
ICS total revenues for the nine months ended March 31, 2019 were $2,521 million, an increase of $137 million, or 6%, compared to $2,384 million for the prior year period.

•
Recurring fee revenues for the nine months ended March 31, 2019 rose $174 million, or 16%, to $1,245 million. Recurring fee revenues for the nine months ended March 31, 2018 would have been $99 million higher if the prior year basis of revenue accounting followed the current year basis of revenue accounting. Considering the impact of the ASC 606 revenue accounting change, recurring fee revenues would have grown $75 million in the nine months ended March 31, 2019. The $75 million increase was attributable to: (i) Net New Business from increases in revenues from Closed sales (4pts), (ii) higher internal growth (1pt), and (iii) revenues from acquisitions (1pt).

•	Event-driven fee revenues decreased $30 million, or 13%, to $193 million, the result of decreased equity proxy contests and mutual fund proxy activity.

•	Distribution revenues decreased $8 million, or 1%, to $1,082 million.

ICS earnings before income taxes for the nine months ended March 31, 2019 were $290 million, an increase of $79 million, or 37%, compared to $211 million for the prior year period, primarily due the increase in recurring fee revenues driven by the ASC 606 revenue accounting change more than offsetting lower event-driven fee revenues. Pre-tax margins increased by 2.6 percentage points to 11.5% from 8.9%.
Global Technology and Operations
GTO recurring fee revenues for the nine months ended March 31, 2019 were $701 million, an increase of $23 million, or 3%, compared to $678 million in the prior year period. GTO recurring fee revenues for the nine months ended March 31, 2018 would have been $1 million lower if the prior year basis of revenue accounting followed the current year basis of revenue accounting. Considering the impact of the ASC 606 revenue accounting change, GTO recurring fee revenues would have grown $24 million, or 4%. The $24 million increase was attributable to: (i) higher Net New Business from Closed sales (3pts) and (ii) higher internal growth (1pt).
GTO earnings before income taxes for the nine months ended March 31, 2019 were $146 million, a decrease of $7 million, or 4%, compared to $153 million in the prior year period, primarily due to the impact of incremental expenditures to drive new business, ongoing new product development expenses and increased conversion costs related to client go-lives, partially offset by increased revenues. Pre-tax margins decreased by 1.7 percentage points to 20.8% from 22.5%.
Other
Other Pre-tax loss decreased 1% in the nine months ended March 31, 2019 to $76 million from $77 million in the prior year period. The decreased loss was primarily due to lower corporate expenses.

Subsequent Events: Acquisitions

Retirement plan custody and trust assets of TD Ameritrade Trust Company
On April 17, 2019, the Company announced that it entered into a purchase agreement to acquire the retirement plan custody and trust assets from TD Ameritrade Trust Company, a subsidiary of TD Ameritrade Holding Company. The acquisition is expected to expand Broadridge's suite of solutions for the growing qualified and non-qualified retirement plan services market and the support it provides for third-party administrators, financial advisors, record-keepers, banks, and brokers. The purchase price is expected to be approximately $61.5 million. The transaction is expected to be completed in the Company’s fiscal fourth quarter, subject to customary closing conditions and regulatory approvals.

Rockall Technologies Limited
On May 1, 2019, the Company announced that it has acquired Rockall Technologies Limited, a market leading provider of securities-based lending (SBL) and collateral management solutions for wealth management firms and commercial banks. The acquisition expands Broadridge's core front-to-back office wealth capabilities, providing innovative SBL and collateral management technology solutions to help firms manage risk and optimize clients' securities lending and financing needs. The purchase price was approximately $37.0 million net of cash acquired plus an additional contingent consideration liability.

Earnings Conference Call
An analyst conference call will be held today, Tuesday, May 7, 2019 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through May 21, 2019, the recording will also be available by dialing 1-855-859-2056 passcode: 1192979 within the United States or 1-404-537-3406 passcode: 1192979 for international callers.

Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles (“GAAP”) except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings Per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) Tax Act items and (iv) the Gain on Sale of Securities. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company’s acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. Tax Act items represent the net impact of a U.S. federal transition tax on earnings of certain foreign subsidiaries, foreign jurisdiction withholding taxes and certain benefits related to the remeasurement of the Company’s net U.S. federal and state deferred tax liabilities attributable to the Tax Act. The Gain on Sale of Securities represents a non-operating gain on the sale of securities associated with the Company’s retirement plan obligations.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, Tax Act items, and the Gain on Sale of Securities from our earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these adjusted measures may be useful to an investor in evaluating the underlying operating performance of our business.
Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.
Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of

1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2019 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (the “2018 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2018 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; a material security breach or cybersecurity attack affecting the information of Broadridge’s clients; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s key service providers to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Condensed Consolidated Statements of Earnings

(Unaudited)

In millions, except per share amounts	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Revenues	$1,224.8	$1,071.9	$3,151.0	$3,009.5
Operating expenses:
Cost of revenues	847.3	802.5	2,320.3	2,297.8
Selling, general and administrative expenses	143.9	138.6	418.7	379.8
Total operating expenses	991.2	941.1	2,739.1	2,677.6
Operating income	233.6	130.8	411.9	331.9
Interest expense, net	10.0	9.0	30.4	28.6
Other non-operating (income) expenses, net	—	(3.4)	4.3	0.3
Earnings before income taxes	223.6	125.2	377.2	303.0
Provision for income taxes	51.4	16.2	78.4	81.9
Net earnings	$172.2	$109.1	$298.8	$221.1

Basic earnings per share	$1.49	$0.93	$2.57	$1.89
Diluted earnings per share	$1.45	$0.90	$2.51	$1.84

Weighted-average shares outstanding:
Basic	115.7	116.9	116.1	116.7
Diluted	118.5	120.9	119.1	120.3

Amounts may not sum due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited)

In millions, except per share amounts	March 31, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$292.1	$263.9
Accounts receivable, net of allowance for doubtful accounts of $2.0 and $2.7, respectively	792.8	615.0
Other current assets	110.5	112.2
Total current assets	1,195.4	991.1
Property, plant and equipment, net	183.4	204.1
Goodwill	1,256.6	1,254.9
Intangible assets, net	427.1	494.1
Other non-current assets	539.6	360.5
Total assets	$3,602.1	$3,304.7
Liabilities and Stockholders’ Equity
Current liabilities:
Payables and accrued expenses	$610.5	$671.0
Contract liabilities	94.7	106.3
Total current liabilities	705.2	777.3
Long-term debt	1,174.4	1,053.4
Deferred taxes	100.9	57.9
Contract liabilities	158.6	75.2
Other non-current liabilities	197.4	246.5
Total liabilities	2,336.5	2,210.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 115.8 and 116.3 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	1,107.6	1,048.5
Retained earnings	1,959.9	1,727.0
Treasury stock, at cost: 38.7 and 38.1 shares, respectively	(1,739.2)	(1,630.8)
Accumulated other comprehensive loss	(64.1)	(51.9)
Total stockholders’ equity	1,265.6	1,094.3
Total liabilities and stockholders’ equity	$3,602.1	$3,304.7

Amounts may not sum due to rounding.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

Dollars in millions	Nine Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net earnings	$298.8	$221.1
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	63.7	60.7
Amortization of acquired intangibles and purchased intellectual property	64.3	59.4
Amortization of other assets	66.8	35.5
Stock-based compensation expense	46.8	39.2
Deferred income taxes	17.4	(21.5)
Other	(27.2)	(15.2)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(174.0)	(121.3)
Increase in Other current assets	(13.3)	(33.3)
Decrease in Payables and accrued expenses	(55.1)	(77.2)
Increase in Contract liabilities	18.6	99.8
Non-current assets and liabilities:
Increase in Other non-current assets	(140.9)	(69.2)
Increase in Other non-current liabilities	51.9	96.7
Net cash flows provided by operating activities	217.9	274.8
Cash Flows From Investing Activities
Capital expenditures	(30.9)	(54.8)
Software purchases and capitalized internal use software	(15.5)	(15.9)
Acquisitions, net of cash acquired	—	(63.0)
Purchase of intellectual property	—	(40.0)
Other investing activities	(2.8)	(4.0)
Net cash flows used in investing activities	(49.1)	(177.6)
Cash Flows From Financing Activities
Debt proceeds	370.0	260.0
Debt repayments	(250.0)	(160.0)
Dividends paid	(155.1)	(123.0)
Purchases of Treasury stock	(120.3)	(29.8)
Proceeds from exercise of stock options	23.6	38.1
Other financing activities	(7.1)	(5.5)
Net cash flows used in financing activities	(138.8)	(20.2)
Effect of exchange rate changes on Cash and cash equivalents	(1.9)	4.1
Net change in Cash and cash equivalents	28.2	81.0
Cash and cash equivalents, beginning of period	263.9	271.1
Cash and cash equivalents, end of period	$292.1	$352.1
Amounts may not sum due to rounding.

Segment Results
(Unaudited)

Dollars in millions	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018

Investor Communication Solutions	$1,017.1	$855.3	$2,521.0	$2,384.0
Global Technology and Operations	236.6	235.2	700.9	678.1
Foreign currency exchange	(28.9)	(18.6)	(70.9)	(52.5)
Total	$1,224.8	$1,071.9	$3,151.0	$3,009.5

	Earnings (Loss) before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018

Investor Communication Solutions	$193.8	$93.0	$289.8	$211.0
Global Technology and Operations	52.5	57.3	146.1	152.9
Other	(25.2)	(29.0)	(76.3)	(77.0)
Foreign currency exchange	2.5	3.9	17.5	16.1
Total	$223.6	$125.2	$377.2	$303.0

Pre-tax margins:
Investor Communication Solutions	19.1%	10.9%	11.5%	8.9%
Global Technology and Operations	22.2%	24.4%	20.8%	22.5%

Amounts may not sum due to rounding.

Supplemental Reporting Detail - Additional Product Line Reporting
(Unaudited)

Dollars in millions	Three Months Ended March 31,			Nine Months Ended March 31,
Investor Communication Solutions	2019	2018	Change	2019	2018	Change
Equity Proxy	$152.9	$45.1	239%	$225.6	$108.7	108%
Mutual fund and exchange-traded funds (“ETF”) interims	82.1	67.0	23%	200.6	163.1	23%
Customer communications and fulfillment	201.1	210.7	(5)%	558.6	579.6	(4)%
Other ICS	94.4	80.7	17%	260.3	219.4	19%
Total ICS Recurring fee revenues	530.5	403.5	31%	1,245.1	1,070.8	16%

Equity and other	35.4	39.9	(11)%	79.0	99.5	(21)%
Mutual funds	33.1	26.6	24%	114.5	123.6	(7)%
Total ICS Event-driven fee revenues	68.4	66.5	3%	193.5	223.1	(13)%

Distribution revenues	418.2	385.4	9%	1,082.5	1,090.0	(1)%

Total ICS Revenues	$1,017.1	$855.3	19%	$2,521.0	$2,384.0	6%

Global Technology and Operations
Equities and Other	$195.5	$195.9	—%	$579.7	$564.3	3%
Fixed income	41.1	39.3	5%	121.2	113.8	7%
Total GTO Recurring fee revenues	236.6	235.2	1%	700.9	678.1	3%

Foreign currency exchange	(28.9)	(18.6)	55%	(70.9)	(52.5)	35%
Total Revenues	$1,224.8	$1,071.9	14%	$3,151.0	$3,009.5	5%

Revenues by Type
Recurring fee revenues	$767.0	$638.6	20%	$1,946.0	$1,748.9	11%
Event-driven fee revenues	68.4	66.5	3%	193.5	223.1	(13)%
Distribution revenues	418.2	385.4	9%	1,082.5	1,090.0	(1)%
Foreign currency exchange	(28.9)	(18.6)	55%	(70.9)	(52.5)	35%
Total Revenues	$1,224.8	$1,071.9	14%	$3,151.0	$3,009.5	5%
Amounts may not sum due to rounding.

Select Operating Metrics
(Unaudited)

	Three Months Ended March 31,			Nine Months Ended March 31,
Dollars in millions	2019	2018	% Change	2019	2018	% Change

Closed Sales	$36.9	$38.2	(3)%	$161.2	$99.8	62%

Record Growth[1]
Equity proxy	3%	11%		6%	10%
Mutual fund interims	6%	8%		11%	10%

Internal Trade Growth[2]
Equity	(6)%	28%		8%	15%
Fixed Income	—%	11%		3%	4%
Amounts may not sum due to rounding.

(1) Stock record growth and interim record growth measure the annual change in total positions eligible for equity proxy and mutual fund and ETF interim communications, respectively, for equity and mutual fund position data reported to Broadridge in both the current and prior year periods.

(2) Internal trade growth represents the growth in trade volumes for Broadridge clients whose contracts are linked to trade volumes and who were on Broadridge’s trading platforms in both the current and prior year period.

Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

Dollars in millions, except per share amounts	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
	(in millions)
Operating income (GAAP)	$233.6	$130.8	$411.9	$331.9
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	21.2	20.2	64.3	59.4
Acquisition and Integration Costs	0.9	1.3	3.1	6.0
Adjusted Operating income (Non-GAAP)	$255.7	$152.3	$479.4	$397.2
Operating income margin (GAAP)	19.1%	12.2%	13.1%	11.0%
Adjusted Operating income margin (Non-GAAP)	20.9%	14.2%	15.2%	13.2%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
	(in millions)
Net earnings (GAAP)	$172.2	$109.1	$298.8	$221.1
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	21.2	20.2	64.3	59.4
Acquisition and Integration Costs	0.9	1.3	3.1	6.0
Gain on Sale of Securities	—	(5.5)	—	(5.5)
Taxable adjustments	22.1	16.1	67.5	59.9
Tax Act items	—	—	—	16.1
Tax impact of adjustments (a)	(5.4)	(3.7)	(15.7)	(16.7)
Adjusted Net earnings (Non-GAAP)	$188.9	$121.4	$350.6	$280.4

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Diluted earnings per share (GAAP)	$1.45	$0.90	$2.51	$1.84
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.18	0.17	0.54	0.49
Acquisition and Integration Costs	0.01	0.01	0.03	0.05
Gain on Sale of Securities	—	(0.05)	—	(0.05)
Taxable adjustments	0.19	0.13	0.57	0.50
Tax Act items	—	—	—	0.13
Tax impact of adjustments (a)	(0.05)	(0.03)	(0.13)	(0.14)
Adjusted earnings per share (Non-GAAP)	$1.59	$1.00	$2.94	$2.33

(a) Calculated using the GAAP effective tax rate, adjusted to exclude $1.3 million and $9.2 million of excess tax benefits associated with stock-based compensation for the three and nine months ended March 31, 2019, and $15.6 million and $18.6 million of excess tax benefits associated with stock-based compensation for the three and nine months ended March 31, 2018, as well as the net $16.1 million charges associated with the Tax Act for the nine months ended March 31, 2018. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Nine Months Ended March 31,
	2019	2018
	(in millions)
Net cash flows provided by operating activities (GAAP)	$217.9	$274.8
Capital expenditures and Software purchases and capitalized internal use software	(46.3)	(70.6)
Free cash flow (Non-GAAP)	$171.6	$204.2

Amounts may not sum due to rounding.

Fiscal Year 2019 Guidance
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
(Unaudited)

Dollars in millions, except per share amounts

FY19 Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	12% - 16% growth
Adjusted earnings per share (Non-GAAP)	9% - 13% growth

FY19 Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~15.0%
Adjusted Operating income margin % (Non-GAAP)	~17.0%

FY19 Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$660 - $730
Capital expenditures and Software purchases and capitalized internal use software	(95) - (115)
Free cash flow (Non-GAAP)	$565 - $615

(1) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2019 Non-GAAP Adjusted earnings per share guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, net of taxes, of approximately $0.60 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2019 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $94 million.